Exhibit 10.9

FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE AND JOINT

ESCROW INSTRUCTIONS

THIS FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS (this “Amendment”) is dated for reference purposes as of January 12, 2011, and is entered into by and between O’DONNELL ACQUISITIONS, LLC, a California limited liability (“Buyer), and CAJUN FXF, L.L.C., a Missouri limited liability company (“Seller”).

R E C I T A L S

A.        Buyer and Seller are parties to that certain Agreement of Purchase and Sale and Joint Escrow Instructions dated November 21, 2011 (the “Purchase Agreement”), pursuant to which, among other things, Seller agreed to convey to Buyer the Property, which real property consists of that certain land and improvements located at 1840 West Willow, Scott, Louisiana. Capitalized terms which are not expressly defined in this Amendment shall have the meaning given to them in the Purchase Agreement.

B.        During the Inspection Period, Buyer reviewed the Survey (being that certain Survey prepared by Paul L Miers Engineering updated June 20, 2011), the Commitment (being that certain Commitment for Title Insurance Order No. 2011112553 (NCS-515190), dated December 19, 2011 issued by Title Company), and all other Seller’s Documents provided to Buyer by Seller.

C.        As a result of such review, Buyer and Seller extended the Inspection Period to January 12, 2011 and desire to amend, modify and supplement the Purchase Agreement as more fully set forth below.

NOW, THEREFORE, incorporating the foregoing recitals and in consideration thereof, in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.        Title Requirements. As part of Seller’s closing deliveries pursuant to Section 13 of the Purchase Agreement, Seller shall deliver to the Title Company a customary and reasonable affidavit referenced in Requirement (C)d of Section One, Schedule B of the Commitment.

2.        Title Exceptions. As part of Seller’s closing deliveries pursuant to Section 13 of the Purchase Agreement, Seller shall deliver to Title Company a customary and reasonable affidavit and any customary and reasonable indemnity agreement sufficient to cause the Title Company to remove Exception Nos. 2, 3 and 4 of Section Two, Schedule B of the Commitment.

3.        Condition of Title. Notwithstanding anything to the contrary contained in the Purchase Agreement, Buyer hereby acknowledges and agrees that, subject to Seller’s satisfaction of its obligations under Sections 1 and 2 of this Amendment, Buyer is deemed to have approved all items set forth in the Commitment (other than the general exception regarding any new items that might appear on an updated Survey) and the Survey and waived its prior disapprovals of any such items.

4.        Inspection Period. Buyer hereby acknowledges and agrees that Buyer is not electing to terminate the Purchase Agreement pursuant to Section 5 of the Purchase Agreement, and that Buyer’s only remaining termination rights under the Purchase Agreement are set forth in Sections 11 (Completion of the Asset), 12 (closing conditions), 15 (casualty/condemnation) and 37(a) (Seller default) of the Purchase Agreement, as such provisions are modified by this Amendment, and Section 5 below.

5.        Disclosures. Seller shall reasonably cooperate (at no cost to Seller) with Buyer in requesting that FedEx consent to Buyer’s disclosures set forth in Exhibit “1” attached hereto. In the event such consent is not obtained and provided to Buyer on or before January 26, 2012, Buyer shall have the right, exercisable by written notice to Seller and Escrow Holder (with email notification being an acceptable method of delivery and deemed delivered on the day such email is sent) on or before January 27, 2012, to terminate the Purchase Agreement, in which event Buyer’s Deposit plus all accrued and unpaid interest thereon shall be returned to Buyer as its sole and exclusive remedy (unless due to Seller’s breach of its obligations under this Section 5), and thereafter the Escrow, the Purchase Agreement and the rights and obligations of the parties hereunder shall terminate, except as and to the extent otherwise expressly therein provided. If Buyer does not so terminate the Purchase Agreement, then Buyer shall no longer have the right to terminate the Purchase Agreement pursuant to this Section 5. Prior to Closing, Seller shall reasonably cooperate (at no cost to Seller) with Buyer’s other reasonably requested disclosures, including requesting that FedEx consent, pursuant to Section 4 of the first amendment to the Lease, to Buyer’s “text and timing” disclosures; provided, however, Seller’s failure to obtain FedEx’s consent to any such disclosures shall not constitute a default by Seller and shall not constitute a closing condition under the Purchase Agreement.

6.        Legal Description. On or before January 26, 2012, Seller shall provide Buyer with reasonable information to clarify that the legal description in the Lease constitutes the exact same property as the legal description for the Property in the Purchase Agreement, or otherwise address any discrepancy to Buyer’s reasonable satisfaction. In the event Seller fails to provide such information or address any discrepancies on or before January 26, 2012, Buyer shall have the right, exercisable by written notice to Seller and Escrow Holder (with email notification being an acceptable method of delivery and deemed delivered on the day such email is sent) on or before January 27, 2012, to terminate the Purchase Agreement, in which event Buyer’s Deposit plus all accrued and unpaid interest thereon shall be returned to Buyer as its sole and exclusive remedy, and thereafter the Escrow, the Purchase Agreement and the rights and obligations of the parties hereunder shall terminate, except as and to the extent otherwise expressly therein provided. If Buyer does not so terminate the Purchase Agreement, then Buyer shall no longer have the right to terminate the Purchase Agreement pursuant to this Section 6.

7.        Completion of the Asset. As defined in Section 11(a) of the Purchase Agreement, “Completion of the Asset” shall not be deemed to have occured until Buyer receives written notice that Substantial Completion of the Landlord’s Improvements has occurred, which notice shall include copies of the supporting documentation evidencing the same as set forth in Sections 5.8(b) and (c) of Exhibit B to the Lease, including any list of Approved Punchlist Work given by

FedEx (collectively, the “Completion of the Asset Documentation”). Buyer’s right to terminate the Purchase Agreement pursuant to Section 11(a) of the Purchase Agreement shall expire after the date that is seven (7) business days after Buyer’s receipt of the Completion of the Asset Documentation, and shall be conditioned upon Buyer having a good faith basis to not accept Seller’s assertion of Completion of the Asset. If Buyer does not so terminate the Purchase Agreement within such seven (7) business day period, then Buyer shall no longer have the right to terminate the Purchase Agreement pursuant to Section 11(a) of the Purchase Agreement.

8.        Certain Closing Conditions. Buyer’s right to terminate the Purchase Agreement pursuant to Section 11(b)(i) of the Purchase Agreement shall expire after the date that is five (5) business days after that date which is thirty (30) days after the Completion of the Asset. If Buyer does not so terminate the Purchase Agreement within such five (5) business day period, then Buyer shall no longer have the right to terminate the Purchase Agreement pursuant to Section 11(b)(i) of the Purchase Agreement.

9.        SNDA. An additional closing condition (but not an obligation of Seller) under Section 12 of the Purchase Agreement shall be the receipt from FedEx of a subordination agreement benefitting Buyer’s lender in accordance with the terms and conditions of Section 29 of the Lease. This closing condition shall be treated in the same manner as those closing conditions set forth in Sections 12(b), (c) and (d) of the Purchase Agreement are treated under Section 11(b) of the Purchase Agreement.

10.        Seller Deliveries. As part of Seller’s closing deliveries pursuant to Section 13 of the Purchase Agreement, Seller shall deposit copies of all deliveries, if any, made by Seller to FedEx pursuant to Sections 5.13, 5.14, 5.15 and 5.16 of Exhibit B to the Lease. After Closing, Seller shall continue to provide Buyer with copies of all deliveries, if any, made by Seller to FedEx pursuant to Sections 5.13, 5.14, 5.15 and 5.16 of Exhibit B to the Lease. Seller shall indemnify, defend and hold harmless Buyer from any loss, cost, expense, claim, liability or damage resulting from any failure by Seller to comply with the obligations under Sections 5.13, 5.14, 5.15 and 5.16 of Exhibit B to the Lease to the extent related to the completion of the Landlord Improvements. Notwithstanding the foregoing, Seller’s failure to make such deliveries shall not constitute a default by Seller and shall not constitute a closing condition under the Purchase Agreement.

11.        FedEx Consents. An additional closing condition (but not an obligation of Seller) under Section 12 of the Purchase Agreement shall be Buyer’s receipt of reasonable documentation evidencing FedEx’s consent to matters requiring FedEx’s consent pursuant to Section 15.1 of the Lease, if any. This closing condition shall be treated in the same manner as those closing conditions set forth in Sections 12(b), (c) and (d) of the Purchase Agreement are treated under Section 11(b) of the Purchase Agreement.

12.        Warranties. The following provision shall be added to the General Assignment: “To the extent not prohibited by or inconsistent with law, the Lease or the terms of the applicable warranties or guaranties, Seller hereby appoints Buyer as Seller’s attorney-in-fact to act on behalf of Seller in the event of a claim under any such warranty or guaranty. Seller agrees to reasonably cooperate (at no cost to Seller) with Buyer in enforcing such warranties and guaranties.”

13.        Leasing Brokerage Commissions. On or before the Close of Escrow, Seller shall pay all commissions or finder’s fees required to be paid by Seller under Section 40 of the Lease and under the Commission Agreement (defined below), but only as and to the extent such commissions or fees are due and payable prior to the Close of Escrow. Seller represents and warrants to Buyer that, other than the commissions due to Fischer & Company (“Lease Broker”) pursuant to that certain Standard Commission Agreement (“Commission Agreement”) between Jones Development Company, LLC and Lease Broker, only executed by Jones Development Company on February 17, 2011, no other commisons or finder’s fees are payable by Seller under Section 40 of the Lease.

14.        Permitted Transferee. A Permitted Transferee shall include an entity in which Douglas O’Donnell has a “direct or indirect” ownership or controlling interest. In addition to the conditions set forth in clauses (i)-(iii) of Section 36 of the Purchase Agreement, Buyer and any Permitted Transferee shall be obligated to provide Seller with timely copies of any and all documentation evidencing any such assignment by Buyer and assumption by Permitted Transferee, together with reasonably satisfactory evidence that any purported assignee in fact qualifies as a Permitted Transferee, and, if requested by FedEx, Buyer and Permitted Transferee shall furnish or cause to furnished the documention or further assurances described in Section 17.1 of the Lease.

15.        Assignment of Contracts. As required under Section 5 of the Purchase Agreement, Buyer hereby provides Seller notice that Buyer desires Seller to assign pursuant to the Assignment of Contracts (a) the construction contract between Seller and Gerace Construction Company, Inc. (the “Construction Contract”), (b) a letter agreement for architectural services between Jones Development Company and Bill Thomas Design (the “Architect Agreement”), (c) a letter agreement for engineering services between Jones Development Company and Paul L. Meiers Engineering, LLC (the “Initial Engineering Agreement”), (d) a Contract for Engineering/Surveying Services between Jones Development Company and Paul L. Meiers Engineering, LLC (the “Subsequent Engineering Agreement”) and (e) any other agreements related to the design, improvement and/or development of the Property (together with the Construction Contract, the Architect Agreement, the Initial Engineering Agreement and the Subsequent Engineering Agreement, the “Contracts”). Accordingly, such Contracts shall constitute all of the Contracts to be described on Exhibit “2” to the Assignment of Contracts.

16.        Authority. The parties executing this Amendment each represent and warrant to the other that they are duly authorized to do so on behalf of the party on whose behalf they have signed and that no further consents or approvals are required in order for such person to duly bind the entity on whose behalf such individual has executed this Amendment.

17.        Ratification; No Other Modifications. The terms of the Purchase Agreement are hereby affirmed and ratified by each party and, except as expressly provided in this Amendment, the Purchase Agreement shall remain unmodified and in full force and effect.

18.        Counterparts; Electronic Delivery. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other party or parties to this Amendment attached thereto. Signatures may be delivered by facsimile or e-mail and they shall be binding as if they were originals.

[signatures on following page]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date of the Agreement.

“SELLER”	CAJUN FXF, L.L.C., a Missouri limited liability company

	By:	/s/ Kevin R. Jones
Kevin R. Jones, Manager

“BUYER”	O’DONNELL ACQUISITIONS, LLC, a California limited liability company

	By:	/s/ Douglas D. O’Donnll
Douglas D. O’Donnell, as Trustee of the DOD Trust dated August 29, 2002, its sole member

EXHIBIT “1”

FEDEX LEASE DISCLOSURE REQUIREMENTS

1.     Entry into a material definitive agreement. When the REIT enters into a material definitive agreement, such as a purchase agreement for a property, it is required, within four business days thereafter, to file a Form 8-K. In addition, a supplement should be filed to disclose the entry into the material agreement, along with terms for the potential property acquisition (see below for details regarding what should be disclosed).

2.     Acquisition of a property. When the REIT acquires a material asset, it is required, within four business days thereafter, to file a Form 8-K. Any loan agreements entered into at that time also would be required to be disclosed. Financial statements of the property or the tenant (as determined in accordance with the staff accounting manual) would be required within 71 days thereafter. In addition, a supplement should be filed to disclose the acquisition. The initial acquisition supplement is required to include disclosure required by Item 14 (property description) and Item 15 (operating data) of the Form S-11, as well as Item 11 of Guide 5 (description of real estate investments). A follow up supplement would be filed to disclose the appropriate financial statements, if not included in the initial acquisition supplement.

Details on the tenant would include:

1.	Principal nature of business of any tenant occupying ten percent or more of the property;
2.	Principal business, occupations and professions carried on in, or from the building;
3.	The principal provisions of tenants occupying ten percent or more of the property, including but not limited to, rental per annum, expiration date and renewal options;
4.	If the property is material, property financials or financials of the tenant (or guarantor) if a single tenant; and
5.	Any other material terms of the leases would be disclosed (e.g., net leased).

More general information regarding the property would include:

1.	Occupancy rate of the property expressed as a percentage for each of the last five years;
2.	Average effective annual rental per square foot or unit for each of the last five years prior to the date of filing;
3.

Schedule of the lease expirations for each of the ten years starting with the year in which the registration statement is filed, stating (a) the number of tenants whose leases will expire, (b) the total area in square feet covered by such leases, (c) the annual rental represented by such leases, and (d) the percentage of the gross annual rental represented by such leases;

4.	Tax basis and depreciation disclosure; and
5.	Tax disclosure.

The material agreements must be filed, with either (x) the applicable Form 8-K or (y) the earlier of the next post-effective amendment to the registration statement and the next Form 10-Q/Form 10-K.

Any of the above information that is disclosed may be used in collateral materials without further approval (e.g., press release, sales literature, etc.).

No additional approvals from FedEx will be required related to the text or timing of the above-referenced disclosures.